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                                                                       EXHIBIT 5







                                October 10, 2000

Board of Directors
United States Exploration, Inc.
1560 Broadway, Suite 1900
Denver, Colorado 80202


Gentlemen:

We have acted as counsel for United States Exploration, Inc. (the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-8 relating to the registration of 500,000 shares of the Company's Common Stock, $.0001 par value ("Common Stock"), which may be purchased upon exercise of options granted pursuant to the 1999 Employee Stock Option Plan (the "Plan").

In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries and examinations, it is our opinion that any shares of Common Stock issued pursuant to the Plan have been duly authorized and, when issued and paid for as provided in the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above. By so consenting, we do not admit that we are experts with respect to any portion of the Registration Statement so as to require such consent.

                                            Very truly yours,


                                            /s/ Sherman & Howard L.L.C.